Exhibit 5.1

February 13, 2014

Textura Corporation
1405 Lake Cook Road
Deerfield, Illinois 60015

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Textura Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale of up to 1,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”), as described in the Form S-8 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.
As counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and the Company’s bylaws, each as amended, restated and supplemented, the resolutions of the board of directors of the Company and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, and when issued in conformity with the provisions of the Plan, will be validly issued, fully paid and nonassessable.
The opinion expressed above is limited to the Delaware General Corporation Law and we express no opinion with respect to any other laws.
We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP